Exhibit 99.2

CONFIDENTIAL and BINDING LETTER OF INTENT

July 21, 2017

Re: Merger

Stock of CytoBioscience, Inc.

Gentlemen:

The purpose of this binding letter (the "Letter of Intent") is to set forth an understanding between and among CytoBioscience, Inc., a Delaware corporation (the "Prospective Seller"), and Skyline Medical, Inc., a Delaware corporation (the "Prospective Buyer"), with respect to a merger with Prospective Seller with and into a newly formed, wholly owned subsidiary of Prospective Buyer ("Merger Sub"). The foregoing is collectively referred to as the “Transaction.”

Until a fully integrated, definitive agreement (the "Merger Agreement") and other related documents have been prepared, authorized, executed and delivered by and between all parties, this Letter of Intent shall bind both parties to such an extent as stated herein unless terminated in compliance with Section 16 below.

1. Basic Transaction.

(a)       Merger Consideration. The Prospective Seller will merge with and into Merger Sub with Prospective Buyer issuing shares of (i) common stock (“Common Stock”) in an aggregate amount of 19.8% of the then-outstanding Common Stock of the Prospective Buyer as of the closing date, subject to reduction for stock options assumed by the Prospective Buyer in the Transaction and any Common Stock subject to the inducement agreements contemplated in Section 4(e), to the shareholders of Prospective Seller as listed in Exhibit A of the Merger Agreement; (ii) Class C Preferred Stock to the listed shareholders and noteholders of Prospective Seller as listed in Exhibit A of the Merger Agreement; (iii) Class D Preferred Stock to the shareholders and noteholders of Prospective Seller as listed in Exhibit A of the Merger Agreement; and (iv) Class E Preferred stock to the shareholders of Prospective Seller as listed in Exhibit A of the Merger Agreement. The Class C, Class D and Class E Preferred Stock issued in the Transaction will be non-convertible, non-voting shares (subject to limited, customary protective provisions), and the Class C and Class D Preferred Stock will have a liquidation preference. The Preferred Stock will be subject to such other rights and preferences agreed upon by the Prospective Buyer and Prospective Seller.

(b)       Governance Post-Closing. The Board of Directors of the Prospective Buyer will be comprised of seven directors, two of which shall be nominated by the Prospective Seller. The officers of the Prospective Buyer shall be as follows:

Carl Schwartz, Chief Executive Officer

James Garvin, Ph.D., President

Bob Myers, Chief Financial Officer

Dave Johnson, Chief Operating Officer

(c)       Timing. The parties intend to execute the Merger Agreement by August 1, 2017 and to close the Transaction as soon as possible thereafter, but in no event later than September 30, 2017 (the "Closing Date"). The Closing Date may be extended by the mutual consent of the Prospective Seller and the Prospective Buyer.

2. Due Diligence. The Prospective Buyer shall have a period of up to twenty (20) business days commencing on the day after the execution of this Letter of Intent (the "Due Diligence Period") to conduct an investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Prospective Seller and its Subsidiaries, including financial, marketing, employee, legal, regulatory and environmental matters of the Prospective Seller and its Subsidiaries, to satisfy itself as to the desirability of proceeding with the Transaction and of the condition of the Prospective Seller and Subsidiaries, both financial and otherwise. During the Due Diligence Period, the Prospective Buyer shall have access to the books, records and all aspects of the business of the Prospective Seller and its Subsidiaries, all in accordance with the terms of Section 11 hereof. The Due Diligence Period may be extended by the mutual agreement of the parties.

3. Proposed Form of Agreement. The Prospective Buyer and the Prospective Seller shall expeditiously negotiate to reach a written Merger Agreement, subject to the approval of the Prospective Buyer's Board of Directors and stockholders and the Prospective Seller's Board of Directors and stockholders, if required by applicable law or any regulatory authority. The Merger Agreement shall provide for all matters of material concern within the scope of this Letter of Intent as well as comprehensive representations, warranties, indemnifications, conditions and agreements by the Prospective Seller and other appropriate third parties, if any. It is the intent of the parties hereto that they shall exercise their best efforts to conclude the Merger Agreement to achieve these objectives. The parties shall use their best efforts to resolve any conflict or inconsistency.

4. Conditions to Transaction. The parties intend to be bound by this Letter of Intent until the execution and delivery of the Merger Agreement which, if successfully negotiated, will provide that the Transaction will be subject to customary terms and conditions, including without limitation, the following:

(a) receipt of all necessary consents and approval of governmental bodies, lenders, lessors and other third parties;

(b) absence of any material adverse change in the Prospective Seller's and the Subsidiaries' business, financial condition, prospects, assets or operations;

(c) absence of pending or threatened litigation regarding the Merger Agreement or the transactions to be contemplated thereby;

(d) delivery of customary closing certificates and other documentation as shall be reasonably requested by the Prospective Buyer and Prospective Seller;

(e) employment and inducement agreements to employees of the Prospective Seller;

(f) receipt by Prospective Seller of a legal opinion in form reasonably acceptable to it that the Transaction qualifies as tax free reorganization under the provisions of the Internal Revenue Code, as amended;

(g) approval of the continued listing of Prospective Buyer’s common stock on the Nasdaq Capital Market (although the issuance of the shares in the Transaction will not be a registered offering under the Securities Act of 1933);

(h) conversion of all debt and warrants of Prospective Seller and its Subsidiaries into the right to receive the merger consideration in the Transaction;

(i) no shareholders of the Prospective Seller shall have notified the Prospective Seller of the exercise of their appraisal rights; and

(j) approval by the stockholders of Prospective Buyer and Prospective Seller as required by applicable laws or regulations.

5. Proposed Employment Agreements. On the Closing Date, certain employees of the Prospective Seller and/or the Subsidiaries designated by the Prospective Buyer would enter into acceptable employment and non-competition agreements with Prospective Buyer as noted in Section 4 (e).

6. Expenses. Each of the Prospective Buyer and the Prospective Seller shall be responsible for and bear all of its own costs and expenses (including any broker's, finder's, counsel and investment banking fees) incurred in connection with the Transaction, including expenses of its Representatives (as defined below) incurred at any time in connection with pursuing or consummating the Transaction.

7. Exclusivity and Standstill. For a period of 45 days after this Letter of Intent is fully executed, the Prospective Buyer shall have a period of exclusivity, which period shall be extended through the Closing Date in the event the Merger Agreement is executed. During such period, the Prospective Seller shall not, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the sale by the Prospective Seller or its Subsidiaries of their assets or businesses (or the equity interests thereof), in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course).

8. Governing Law. This Letter of Intent, the terms of the Transaction and all other matters relating to the Transaction (including the Merger Agreement) will be governed by the laws of the State of Delaware, U.S.A., without regard to the conflicts of law provisions thereof.

9. Board Approval. This Letter of Intent will be subject to the approval by the Prospective Buyer's Board of Directors and by the Prospective Seller's Board of Directors.

10. Merger Agreement. The Prospective Buyer and its counsel shall be responsible for preparing the initial draft of the Merger Agreement. The Prospective Buyer and the Prospective Seller shall negotiate in good faith to arrive at a mutually acceptable Merger Agreement for approval, execution and delivery on or before August 1, 2017.

11. Access. The Prospective Seller shall provide to the Prospective Buyer complete access to the Prospective Seller's and the Subsidiaries' facilities, books and records, and shall cause the directors, executives, employees, accountants and other agents and representatives (collectively, the "Representatives") of the Prospective Seller and its Subsidiaries to cooperate fully with the Prospective Buyer and the Prospective Buyer's Representatives in connection with the Prospective Buyer's due diligence investigation of the Prospective Seller, its Subsidiaries and their assets, contracts, liabilities, operations, records, prospects and other aspects of their businesses. The Prospective Buyer shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Merger Agreement if, at any time during or after the Due Diligence Period, the results of its due diligence investigation are not satisfactory to the Prospective Buyer for any reason in its sole discretion. In that case, the Prospective Buyer shall give a written notice to the Prospective Seller of its intent to terminate this Letter of Intent, and neither the Prospective Seller nor Prospective Buyer shall be under any further obligations with respect to this Letter of Intent, including but not limited to exclusivity under Section 7.

12. Conduct of Business. Until the earlier of the Merger Agreement being duly executed and delivered by all of the parties or the Letter of Intent being terminated pursuant to Section 16 below, the Prospective Seller and its Subsidiaries shall conduct their business only in the ordinary course, and shall not engage in any extraordinary transactions, without the Prospective Buyer's prior consent, including without limitation:

(i) disposing of any of their assets, except in the ordinary course of business;

(ii) materially increasing the annual level of compensation of any employee, and increasing the annual level of compensation of any person whose total compensation in the last preceding fiscal year exceeded $50,000, and granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

(iii) increasing, terminating, amending or otherwise modifying any plan for the benefit of employees;

(iv) issuing any equity securities or options, warrants, rights or convertible securities;

(v) paying any dividends, redeeming any securities or otherwise causing assets to be distributed to any of their shareholders, except by way of compensation to employees who are also shareholders within the limitations set forth in subsection (ii) above; and

(vi) borrowing any funds, under existing credit lines or otherwise.

13. Disclosure. The parties hereto shall cooperate with each other to make a joint disclosure of the existence of discussions regarding the Transaction as proposed in this Letter of Intent, and the filing of a Current Report on Form 8-K by Prospective Buyer with the SEC, as expeditiously as possible and on terms mutually acceptable to the parties. The parties acknowledge that Prospective Buyer may determine to commence a private offering of securities to raise capital prior to the Closing Date pursuant to one or more offering exemptions of the Securities Act of 1933 (the “Financing”). Prospective Seller represents and warrants that none of the information to be supplied by or on behalf of Prospective Seller or its Subsidiaries in writing for inclusion or incorporation by reference into any offering memorandum of Prospective Buyer in connection with the Financing (any of such documents are referred to as “Disclosure Documents”) will, at the time any such Disclosure Document is first delivered or become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Prospective Seller with respect to statements made or incorporated by reference in any Disclosure Document based on information supplied by any party other than any Prospective Seller or its Subsidiaries for inclusion or incorporation by reference in any Disclosure Document.

14. Confidentiality. The parties acknowledge and agree that the Confidentiality Agreement dated May 12, 2017 between Prospective Buyer and the Prospective Seller (the “Confidentiality Agreement”) remains in full force and effect. For the sake of clarity, any information included in the Disclosure Documents that are approved in writing by Prospective Seller shall not violate the Confidentiality Agreement.

15. Consents. The Prospective Buyer and the Prospective Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any government or regulating authorities or lenders, landlords, shareholders or other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Merger Agreement.

16. Termination. This Letter of Intent may be terminated:

(i) by mutual written consent of the Prospective Buyer and the Prospective Seller;

(ii) upon written notice by any party to the other party if the Merger Agreement has not been executed by August 1, 2017;

(iii) by either party when the other party is in default of this Letter of Intent; or

(iv) at any time by the Prospective Buyer if the Prospective Buyer shall determine in its sole discretion that the results of its due diligence investigation are not satisfactory in any respect.

Upon termination of this Letter of Intent, the Prospective Buyer and Prospective Seller shall have no further obligation hereunder, except that Sections 7, 13 and 14 shall survive such termination.

This Letter of Intent supersedes all prior understandings or agreements between the parties, and may be executed in counterparts.

Please sign this Letter of Intent in the space provided below to confirm the mutual agreements set forth herein, and return a signed copy to the undersigned.

Very truly yours,

CYTOBIOSCIENCE, INC.

By:	/s/ James Garvin, Ph.D.
Name:	James Garvin, Ph.D.
Title:	Chief Executive Officer

SKYLINE MEDICAL INC.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	Chief Financial Oficer